EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

ABMC ANNOUNCES SIGNING OF CONSENT DECREE RELATED TO ITS ORALSTAT® PRODUCT

— Company Allowed to Continue to Sell OralStat in Workplace Settings With Conditions While Obtaining 510(k) Clearance—

KINDERHOOK, NY, July 10, 2012 – American Bio Medica Corporation (ABMC.PK) announced today that the Company and its officers, Stan Cipkowski and Melissa Waterhouse, have entered into a Consent Decree of Permanent Injunction (Consent Decree) with the U.S. Food and Drug Administration (FDA).

In July 2009, the Company received a Warning Letter related to the sale of its oral fluid drug test in the workplace testing market. As previously disclosed in its periodic and current reports filed with the U.S. Securities and Exchange Commission (SEC), the Warning Letter indicated that the Company was marketing its point of collection oral fluid drug test, OralStat, in workplace settings without marketing clearance or approval. The Company communicated to the FDA its belief (based on legal opinion) that marketing clearance was not required in non-clinical markets. FDA continued to disagree with the Company’s interpretation of FDA regulations related to medical devices, and the FDA continued to assert jurisdiction of drug testing performed in the workplace. The Company also advised FDA that it was willing to obtain marketing clearance but that specific technical and scientific issues existed when attempting to utilize FDA’s draft guidance for the Company’s OralStat (because the draft guidance was written for urine drug tests). Nevertheless, the Company and FDA were unable to reach a consensus on neither the jurisdiction issue nor the technical issues.

Under the terms of the Consent Decree, the Company will be allowed to continue to market its OralStat drug test in the workplace market while it takes action to obtain a 510(k) marketing clearance. More specifically, FDA will provide the Company with its most recent guidance on the clinical and analytical studies that need to be conducted to gather data in support of a 510(k) submission for OralStat. The Company will then have a total of 396 days to discuss protocols with FDA, complete its analytical and clinical studies and submit a substantially complete 510(k). The Company has agreed to withdraw the OralStat product from the workplace market if any of the following events occur: 1) the Company does not submit a substantially complete 510(k) within this specified time period, 2) the Company fails to submit additional information within time frames specified by FDA, 3) the Company withdraws its submission, or 4) the Company’s 510(k) submission results in FDA’s determination that the product is not substantially equivalent.

For more information on American Bio Medica Corporation or its products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits, including some of the world’s most effective point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid ONE®, RDS InCup®, Rapid TOX® and Rapid TOX Cup® II test for the presence or absence of drugs of abuse in urine, while OralStat® and Rapid STAT™ test for the presence or absence of drugs of abuse in oral fluids. ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, product development, compliance with regulatory requirements (including but not limited to compliance with our Consent Decree with the U.S. Food and Drug Administration related to sales of our OralStat in workplace settings), intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2011, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

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